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PNC BANK CORP. AND SUBSIDIARIES                                 EXHIBIT 12.1
COMPUTATION OF RATIO OF EARNINGS
  TO FIXED CHARGES


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                                                                                          Year ended December 31
                                                  Three months ended ---------------------------------------------------------------
Dollars in thousands                                 March 31, 1998        1997          1996        1995         1994         1993
------------------------------------------------------------------------------------------------------------------------------------

EARNINGS
Income before taxes and cumulative effect of changes
   in accounting principles                                $405,079   $1,618,599   $1,527,551     $627,012   $1,209,916  $1,140,487
Fixed charges excluding interest on deposits                301,208    1,171,648    1,096,893    1,487,279    1,104,573     704,228
                                                        ----------------------------------------------------------------------------
   Subtotal                                                 706,287    2,790,247    2,624,444    2,114,291    2,314,489   1,844,715
Interest on deposits                                        361,522    1,456,587    1,428,771    1,551,816    1,159,242   1,005,658
                                                        ----------------------------------------------------------------------------
   Total                                                 $1,067,809   $4,246,834   $4,053,215   $3,666,107   $3,473,731  $2,850,373
                                                        ============================================================================

FIXED CHARGES
Interest on borrowed funds                                 $292,362   $1,098,365   $1,064,847   $1,455,069   $1,070,565    $676,319
Interest component of rentals                                 8,614       29,312       29,839       31,283       32,247      26,491
Amortization of borrowed funds                                  219          833          816          927        1,761       1,418
Distributions on capital securities                              13       43,138        1,391
                                                        ----------------------------------------------------------------------------
   Subtotal                                                 301,208    1,171,648    1,096,893    1,487,279    1,104,573     704,228
Interest on deposits                                        361,522    1,456,587    1,428,771    1,551,816    1,159,242   1,005,658
                                                        ----------------------------------------------------------------------------
   Total                                                   $662,730   $2,628,235   $2,525,664   $3,039,095   $2,263,815  $1,709,886
                                                        ============================================================================

RATIO OF EARNINGS TO FIXED CHARGES
Excluding interest on deposits                                 2.34x        2.38x        2.39x        1.42x        2.10x       2.62x
Including interest on deposits                                 1.61         1.62         1.60         1.21         1.53        1.67
====================================================================================================================================
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